Exhibit 3.1

AMENDMENT TO AMENDED AND RESTATED BYLAWS

OF CHOICE HOTELS INTERNATIONAL, INC.

The Company’s Amended and Restated Bylaws are hereby amended to delete Article II, Section 9(b), in its entirety, and replace it with the following:

(b) All elections shall be determined by a majority vote of the Voting Power present in person or by proxy and voting for such elections and, except as otherwise provided by law or the Certificate of Incorporation, all other matters shall be determined by a majority vote of the Voting Power present in person or by proxy and voting on such other matters. Notwithstanding the foregoing, if, as of the tenth day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation, the number of nominees exceeds the number of directors to be elected as determined by the Board of Directors (a “Contested Election”), the directors shall be elected by a plurality of the Voting Power present in person or by proxy and voting for such elections. Abstentions and broker non-votes shall not be treated as voting on the matter.